EXHIBIT 99.1

GOLDEN MATRIX ACHIEVES RECORD MONTHLY REVENUES OF $700,000 IN

DECEMBER; ON TRACK TO EXCEED $1.7 MILLION IN FOURTH QUARTER

LAS VEGAS – January 8, 2021 – Golden Matrix Group Inc. (OTC PINK: GMGI), a developer and licenser of social gaming platforms, systems and gaming content, today announced it had achieved record revenues of $703,321 in the month of December, and that the company expects revenues to exceed $1.7 million in the fourth fiscal quarter ending January 31, 2021. That would represent a 14% improvement on revenues of $1.49 million reported in the company’s third fiscal quarter.

Golden Matrix revenues are derived primarily from licensing fees received from gaming operators located in the Asia Pacific (APAC) region and integrated with the company’s state-of-the-art GM-X platform.

“We are extremely pleased with the heightened user activity across all our gaming platforms – despite continuing concerns over the pandemic,” said Golden Matrix CEO Anthony Goodman. “It has expanded the Golden Matrix brand and accelerated our growth to where the current quarter’s revenues may as much as double last year’s fourth quarter revenues of $876,753.

“Additionally, the integration with Amelco’s sports betting platform and cross-distribution of content with Playtech (LSE:PTEC.L)(OTC PINK:PYTCF) are expected to be completed this month and will, we believe, represent important sources of added revenues and profits throughout the next fiscal year and beyond. And with the benefit of a strong cash position, we are currently pursuing additional partnerships and transactions that can further complement and add profitably to our core organic growth.”

About Golden Matrix

Golden Matrix Group, based in Las Vegas NV, is an established gaming technology company that develops and owns online gaming IP and builds configurable and scalable white-label social gaming platforms for its international customers, located primarily in the Asia Pacific region. The gaming IP includes tools for marketing, acquisition, retention and monetization of users. The company's platform can be accessed through both desktop and mobile applications.

Our sophisticated software automatically declines any gaming or redemption requests from within the United States, in strict compliance with current US law.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future development activities and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with the Company's business and finances in general, including the ability to continue and manage its growth, competition, global economic conditions and other factors discussed in detail in the Company's periodic filings with the Security and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

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Golden Matrix Group

Contact: Scott Yan

info@goldenmatrix.com

www.goldenmatrix.com